Exhibit 10.4

February 19, 2021

James A. Blome via email only

[***]

Re: Separation and Release Agreement Dear Jim,

This letter (this “Agreement”) describes our agreement regarding the separation of your employment with Calyxt, Inc. (the “Company”) effective February 19, 2021, and specifies the terms of the release you are obligated to provide in order to receive the severance and other benefits described in Section 8(b) of the offer Letter Agreement between you and the Company dated September 17, 2018 (the “Letter Agreement”).

1.Separation of Employment and Payments. Your employment with the Company ends effective February 19, 2021 without further action by either you or the Company. For purposes of the Letter Agreement, the separation of your employment effective February 19, 2021 will be considered a termination by the Company without Cause pursuant to Section 8(b) of the Letter Agreement. The Company will pay you, in accordance with its policies, all earned base salary; $259,556, which amount is your 2020 Annual Performance Bonus; and all reimbursable expenses. As of your termination, you have no authority to act on behalf of the Company.

2.Severance and Benefits. The Company will pay you the severance and provide the other benefits described in Section 8(b) of the Letter Agreement if you: (a) sign and deliver, after your employment ends on February 19th but on or before the 21st day thereafter (i.e., March 12, 2021) this Agreement and the Release attached hereto as Exhibit A (the “Release”); (b) are complying and continue to comply with the obligations set forth in the Letter Agreement; and (c) you do not rescind or revoke any part of the Release. If you meet these requirements, you will receive the following payments in the gross amount of Two Million Two Hundred Eight-Six Thousand Four Hundred Thirty-Five Dollars and no/100ths ($2,286,435) pursuant to the Letter Agreement (“Severance Pay”), payable as set forth below:

a.$1,270,000, which amount is equal to 24 months of your base pay, payable over a period of 24 months in accordance with the Company’s usual payroll procedures;

b.$952,500, which amount represents your maximum Annual Performance Bonus Target for a period of 24 months, payable one-half of said amount ($476,250) on or before March 15, 2022 and the remainder on or before March 15, 2023; and

c.$63,935, which amount is your 2021 Annual Performance Bonus on a pro- rata basis, payable in a lump sum payment.

Calyxt, Inc., 2800 Mount Ridge Road, Roseville, MN 55113, USA, Phone +1 (651) 683-2807, contact@calyxt.com, www.calyxt.com

Payment of your Severance Pay will commence with the Company’s first regularly scheduled payroll following the date of expiration of any right you have to rescind or revoke the properly executed, delivered and accepted Release. Severance Pay is subject to taxes withholding.

In consideration for the benefits outlined above, you agree to the following:

3.Incentive Awards. Pursuant to the terms of the Company 2017 Omnibus Incentive Plan (the “Plan”), you entered into an Equity Incentive Plan (as amended) Stock Option Agreement with a Date of Grant of October 8, 2018 (the “October 2018 Option Agreement”), a second Stock Option Agreement with a Date of Grant of June 28, 2019 (the “June 2019 Option Agreement) and a third Stock Option Agreement with Date of Grant of August 4, 2020 (the “August 2020 Option Agreement”); (the October 2018 Option Agreement, June 2019 Option Agreement and August 2020 Option Agreement collectively referred to as the “Option Agreements”); a Restricted Stock Unit Agreement with a Date of Grant of September 17, 2018 (the “September 2019 RSU Agreement) and a second Restricted Stock Unit Agreement with a Date of Grant of June 28, 2019 (the “June 2019 RSU Agreement”); (the September 2019 RSU Agreement and the June 2019 RSU Agreement collectively referred to as the “RSU Agreements”); and a Performance Stock Unit Award Agreement with a Date of Grant of June 28, 2019 (the “PSU Agreement”). In accordance with said Agreements, you were granted and are vested in the incentive awards set forth on Schedule A, which incentive awards are vested and exercisable at the exercise price set forth on Schedule A. Notwithstanding any term or condition of the Plan or the Option Agreements to the contrary, your right to exercise any of the vested option awards granted to you pursuant to the Option Agreements must be exercised within 90 days of the termination of your employment. For the purpose of clarity, any such vested option award must be exercised by May 20, 2021. The manner and method of exercise shall be pursuant to the terms in the applicable Option Agreement and the exercise price shall be as set forth on Schedule A hereto.

4.Consideration Period. You may review this Agreement with an attorney of your choosing and are hereby advised to do so. You have 21 calendar days from the date you receive this Agreement to consider whether you wish to sign it. You acknowledge that if you sign this Agreement before the end of the 21 calendar day period, it is your voluntary decision to do so, and you waive the remainder of the 21 calendar day period.

5.Survival of Terms of Letter Agreement. You acknowledge and agree that the respective rights and obligations of the parties intended to survive the termination of your employment pursuant to the Letter Agreement shall survive as set forth in Section 13 of the Letter Agreement, including but not limited to the provisions of Section 9 thereof, Competitive Activity; Confidentiality, Non-Solicitation; Discoveries and Inventions; Works Made for Hire.

6.Non-Disparagement. You agree you will not defame or disparage the reputation, character, image, products or services of the Company, or the reputation or character of the Company’s past or present directors, officers, employees, owners or agents. The Company will direct its officers and directors not to defame or disparage your reputation or character. Nothing in this Section will be construed to limit or restrict you or the Company from taking any action that such party in good faith reasonably believes is necessary to fulfill such party’s fiduciary obligations to the Company or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter.

7.No Admissions. This Agreement shall not in any way be construed as an admission by the Company of any liability or unlawful conduct whatsoever.

8.Severability. In the event that any provision of this Agreement is found to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to make it enforceable, and as so severed or modified, the remainder of this Agreement shall remain in full force and effect. This Agreement shall be governed and construed in accordance with laws of the state of Minnesota, other than its law dealing with conflicts of law.

9.Amendments. No amendment or modification of this Agreement will be effective unless made in writing and signed by you and the Company. This Agreement, the Release, the Letter Agreement, the Plan, the Option Agreements, the RSU Agreement, the PSU Agreement, and the employee benefit plans sponsored by the Company in which you are a participant are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth or referenced explicitly in this Agreement, such other agreements, or such other plans are intended by either party to be legally binding. You are not eligible for any other payment or benefits except for those expressly described in this Agreement, provided that you sign this Agreement and the Release and do not rescind any portion of the Release.

By signing this Agreement, you acknowledge that you have read this Agreement and the Release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily and knew that you could consult with any attorney regarding this Agreement.

If you agree to the terms and conditions of this Agreement, please sign and return the signed Agreement to me, keeping a copy for yourself.

Sincerely, Calyxt, Inc.

/s/ Yves Ribeill

Yves Ribeill Executive Chair

I, James A. Blome, have read and understand and agree to the terms and conditions set forth above and have signed this Agreement voluntarily and with full knowledge and understanding of its meaning.

Dated March 8, 2021

s/ James A. Blome
James A. Blome

EXHIBIT A

RELEASE BY JAMES A. BLOME

THIS RELEASE AGREEMENT (the “Release Agreement” or the “Release”) is entered into as of the date indicated below by James A. Blome for the benefit of Calyxt and the Company (each as defined below).

Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.

Calyxt means Calyxt, Inc. any company related to Calyxt, Inc. in the present or past (including, without limitation, its predecessors, parents, subsidiaries, affiliates, and divisions), and any successors of Calyxt, Inc.

C.

Company means Calyxt; the present and past officers, directors, committees, shareholders, and employees of Calyxt; any company providing insurance to Calyxt in the present or past; the present and past employee benefit plans sponsored or maintained by Calyxt and the present and past fiduciaries of such plans; the attorneys for Calyxt; and anyone who acted on behalf of Calyxt or on instructions from Calyxt.

D.	Letter Agreement means the Letter Agreement between Calyxt and me dated by me as of September 17, 2018.

E.	Separation Agreement means the Agreement between Calyxt and me dated by Calyxt as of February 19, 2021.

F.	My Claims means all of my rights that I now have to any relief of any kind from the Company, including without limitation:

1.

all claims arising out of or relating to my employment with Calyxt, the termination of that employment, or otherwise, including, without limitation, all claims arising out of or relating to the Letter Agreement;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.

all claims I may have for wages, bonuses, deferred compensation, commissions, penalties, vacation pay, separation pay and/or benefits, defamation, improper discharge or retaliation (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), alleged violation of the Minnesota Human Rights Act, Title VII of the Civil Rights Act of 1964 as amended, the Older Workers Benefit Protection Act and Age

Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any claim for discrimination, harassment, retaliation, or reprisal based on a protected class under local, state or federal law;

4.

all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.

all claims for compensation of any kind, including without limitation, base salary, bonuses, commissions, incentive compensation (whether payable in cash or equity and whether performance or time based), equity compensation of any kind (including stock options or restricted stock), vacation pay, perquisites, relocation expenses, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

7.	all claims that a past unlawful decision has or has had a continuing effect on my compensation; and

8.	all claims for attorneys’ fees, costs, and interest.

However, My Claims does not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Release; any claims for breach of the Separation Agreement to which this Release is an Exhibit; any rights I have under any written stock option or restricted stock award agreement with Calyxt; my right to benefits under any employee benefit plan sponsored by Calyxt in which I am currently a participant; or any rights that I may have to a defense, attorneys’ fees, and indemnification from Calyxt as a current or former officer, director, or employee of Calyxt, including without limitation indemnification rights under applicable laws, the Articles of Incorporation or Bylaws of Calyxt, or any liability insurance policy maintained by Calyxt.

Notwithstanding the foregoing, I understand that nothing contained in this Release Agreement shall be construed to prohibit me from seeking recourse through a government agency exercising any rights that are not allowed to be released by law or to testify, assist, or participate in an investigation, hearing or proceeding conducted by a state or federal governmental agency regarding a charge or claim of alleged discrimination, harassment or retaliation filed with the governmental agency. I understand, however, that this Release includes a release of my right to file a court action or to seek individual remedies or damages in any proceeding or in a court action filed by any such government agency and my release of these rights shall apply with full force and effect to any proceedings arising from or relating to such recourse including, but not limited to, the right to monetary damages or other individual legal or equitable relief awarded by any governmental agency or in connection with any such proceedings.

Further, I understand that nothing contained in this Release shall prevent me from providing a copy of this Release to a human rights agency including, but not limited to, the Equal Employment Opportunity Commission (“EEOC”), to demonstrate that I have knowingly and voluntarily executed a general release of claims or from providing information to the EEOC or any similar government agency regarding any employee disputes (including, but not limited to, my own).

Release of My Claims. I acknowledge that I will receive consideration from Calyxt as set forth in the Separation Agreement if I sign and do not rescind or revoke any portion of this Release as provided below. I understand and acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from Calyxt if I did not sign this Release or if I rescinded or revoked any portion of this Release. In exchange for that consideration, I hereby release, agree not to sue, and forever discharge the Company from all of My Claims to the full extent allowed by law. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair consideration for the release of My Claims.

Additional Agreements and Understandings. Even though Calyxt will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release. I understand that I have 21 days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so and I waive any remaining days in the 21-day period.

My Right to Rescind/Revoke this Release. I understand that I have 7 calendar days from signing this Release to revoke it as to federal claims under the Age Discrimination in Employment Act and that I have 15 calendar days from signing this Release to revoke it as to claims arising under the Minnesota Human Rights Act. This Release will not become effective or enforceable unless and until the 7-day or 15-day revocation or rescission period has expired without my revoking or rescinding any part of it as provided for above. In the event I revoke any portion of this Release, the Separation Agreement is voidable at the option of Calyxt.

Procedure for Accepting or Rescinding/Revoking the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Calyxt by hand or by mail no later than the last day of the 21-day period that I have to consider this Release. To rescind or revoke my acceptance of any portion of this Release that is subject to rescission or revocation, I must deliver a written, signed statement that I rescind or revoke my acceptance to Calyxt by hand or by mail within the applicable rescission or revocation period. All deliveries must be made to Calyxt at the following address:

2800 Mount Ridge Road Roseville, MN 55113 Attn: General Counsel

If I choose to deliver my acceptance or the rescission/revocation of my acceptance by mail, it must be:

(1)	postmarked within the period stated above; and
(2)	properly addressed to Calyxt at the address stated above.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Calyxt. No child support orders, garnishment orders, or other orders requiring that money owed to me by Calyxt be paid to any other person are now in effect.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Separation Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Separation Agreement to be legally binding.

s/ James A. Blome
James A. Blome

March 8, 2021
Date

SCHEDULE A

Grant Type	Grant Date	Strike Price	Total	Unvested	Vested
Options	10/6/2018	$14.24	200,000	140,000	60,000
Options	6/28/2019	$12.48	125,000	106,250	18,750
Options	8/4/2020	$4.55	175,000	175,000	0
RSUs	9/17/2018	N/A	180,000	63,000	117,000
RSUs	6/28/2019	N/A	50,000	42,500	7,500
PSUs	6/28/2019	N/A	166,667	166,667	0